Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2025 relating to the financial statements and supplemental schedule of the National Grid USA Companies’ Incentive Thrift Plan appearing in the Annual Report on Form 11-K of National Grid USA Companies’ Incentive Thrift Plan for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, NY

February 27, 2026